Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information as discussed in Note 28, as to which the date is March 29, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated March 30, 2007.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

March 29, 2007